Exhibit 21

KRONOS ADVANCED TECHNOLOGIES, INC.

LIST OF SUBSIDIARIES

Name	State Incorporated	Doing Business As
Kronos Advanced Technologies L.L.C.	Colorado	Kronos Advanced Technologies L.L.C.
Kronos Advanced Technologies WV, Inc.	West Virginia	Kronos Advanced Technologies WV, Inc.